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                     HANCOCK BANK TAXABLE MONEY MARKET FUND
                    HANCOCK BANK TAX EXEMPT MONEY MARKET FUND
                       HANCOCK BANK TOTAL RETURN BOND FUND
                            HANCOCK BANK EQUITY FUND

                           SCHEDULE DATED MAY 31, 2000
                         TO THE ADMINISTRATION AGREEMENT
                             DATED JANUARY 28, 1993
                      AS AMENDED AND RESTATED MAY 17, 1994
                                     BETWEEN
                                 THE ARBOR FUND
                                       AND
                               SEI FUND RESOURCES

Fees:     Pursuant to Article 6, Section A, the Trust shall pay the
Administrator compensation for services rendered to the Hancock Bank Funds (the "Portfolios") at an annual rate, which is calculated daily and paid monthly, according to the following schedule:

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   FEE (AS A PERCENTAGE OF AGGREGATE AVERAGE     AGGREGATE TRUST ASSETS
   ANNUAL ASSETS)
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               0.15%                             First $100 million
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               0.125%                            next $250 million
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               0.10%                             next $400 million
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               0.08%                             over $750 million
   ----------------------------------------------------------------------------

   The foregoing fee is subject to an annual minimum as follows:

   The Trust's cumulative minimum annual fee for the initial four Portfolios:

         $250,000 in the first year, broken down as follows:
        *$200,000 in the first 6 months (calculated on  an annualized basis)
         $300,000 in the next 6 months (calculated on an annualized basis) $300,000 in the second year
         $400,000 in years three, four and five

         * Minimums during the first 6 months of this Agreement will accrue each month, and, if not paid monthly, the total amount due for the 6 months will be paid in full in the 7th month.

   A maximum of five new Portfolios (in addition to the original four as noted above) may be opened and applied to the cumulative pricing model during the


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         original five year term. The following sets forth the cumulative minimum annual fee for the Trust for the specified number of
         Portfolios:

                           Year 1          Year 2       Year 3 and After
         5 Portfolios     $350,000       $400,000       $500,000
         6 Portfolios     $475,000       $525,000       $625,000
         7 Portfolios     $625,000       $675,000       $775,000
         8 Portfolios     $800,000       $850,000       $950,000
         9 Portfolios     $1,000,000     $1,050,000     $1,150,000

         For the tenth Portfolio and each Portfolio opened thereafter, the Trust will pay a minimum fee of $75,000 per Portfolio in addition to the cumulative minimum set forth above.

         The minimum annual fee for each additional class of Shares of a Portfolio established after the initial three (3) classes of Shares per Portfolio is $10,000.

         The Trust will be separately charged $6 per call for each incoming and outgoing investor service call. Further, if the Trust opens a Portfolio or a class directed toward retail investors, the Trust will use the Administrator's Voice Response Unit at the then-prevailing fee.

Term: This Agreement shall become effective on May 31, 2000 and shall remain in effect for an Initial Term of five (5) years from such date and, thereafter, for successive Renewal Terms of three (3) years each, unless and until this Agreement is terminated by providing at least ninety (90) days notice prior to the date of expiration.


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